SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2014

ML CAPITAL GROUP. INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	33-184636	33-1219511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16810 East Avenue of the Fountains,

Suite 120, Fountain Hills,

Arizona 85268

(Address of Principal Executive Offices, Zip Code)

Registrant's telephone number, including area code: (480) 816-5308

___________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule I 4a- I 2 under the Exchange Act ( 17 CFR 240. I 4a- I 2).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (I 7 CFR 240. 14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c)).

As used herein, the terms, "we," "us," "our," and the "Company" refers to ML Capital Group, Inc., a Nevada corporation, unless otherwise stated.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements Change of Certain Officers.

On November 17, 2014, the Company's Board of Directors elected Keyla Grady as the Company's Chief Marketing Officer and as a Director of the Company. Prior to her election, Ms. Grady has been employed by the Company since July 2014 in certain administrative capacities.

From 2000 to 2004 was employed with Professional Event Marketing of Scottsdale, Arizona and has a varied background in retailing. In 1995, Ms. Grady launched the Grand Opening of Latin Internet Connections wherein she had marketing and recruiting responsibilities. The Company anticipates that Ms. Grady will assist the Company in directing and implementing its marketing programs.

Ms. Grady is graduated from the Instituto Tecnico Empresarial in 1995 and attended two years at ICESI University in Cali, Columbia. Ms. Grady is fluent in English, Spanish, and has a working knowledge of Italian.

Ms. Grady was not elected to any committee of the Board of Directors and the Board of Directors did not enter into any compensatory arrangement, plan of compensation or employment contract with Ms. Grady in connection with her election as a Director.

To the Company's best knowledge, Ms. Grady is not a party to any arrangement or understanding with any third party in connection with her election as a Director of the Company. The Company is not aware of any facts or circumstances that would reasonably suggest that any such arrangement or understanding is or has been undertaken or that any such arrangement or understanding has been proposed, offered, or extended to Ms. Grady by any person.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Capital Group, Inc.

Date: November 20, 2014	By:	/s/ Lisa Nelson
Lisa Nelson
Chief Executive Officer